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                      June 7, 2023

       Yi Zhou
       Chief Executive Officer
       Aquaron Acquisition Corp.
       515 Madison Avenue, 8th Floor
       New York, NY 10022

                                                        Re: Aquaron Acquisition
Corp.
                                                            Preliminary Proxy
Statement filed on Schedule 14A
                                                            Filed May 30, 2023
                                                            File No. 001-41470

       Dear Yi Zhou:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Sally Yin, Esq.